Exhibit (d)(39)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT, dated as of June 9, 2016 (the “Agreement”), is among Grantham, Mayo, Van Otterloo & Co. LLC (the “Manager”), a Massachusetts limited liability company, GMO Singapore Pte. Limited (the “Sub-Adviser”), a Singapore limited company and an indirect, wholly-owned subsidiary of the Manager, and GMO Trust, a Massachusetts business trust (the “Trust”) on behalf of its GMO Emerging Markets Fund (the “Fund”).

WHEREAS, the Manager is a registered investment adviser under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust, on behalf of the Fund, and the Manager entered into a Management Contract dated as of December 7, 1993 (the “Management Contract”), pursuant to which the Manager agreed to furnish continuously an investment program for the Fund, to make investment decisions on behalf of the Fund and to place all orders for the purchase and sale of the Fund’s portfolio securities;

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act, and is also a holder of a capital markets services licence for fund management and other services under the Securities and Futures Act, Chapter 289 of Singapore, licensed to provide fund management and other services in Singapore, as well as an exempt financial adviser under the Financial Advisers Act, Chapter 110 of Singapore, exempt from holding a financial adviser’s licence in respect of providing certain financial advisory services in Singapore; and

WHEREAS, the Trust, on behalf of the Fund, and the Manager wish to appoint the Sub-Adviser as a sub-adviser to the Fund, and the Sub-Adviser is willing to accept such appointment and to perform the services herein agreed to subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. APPOINTMENT.

The Trust, on behalf of the Fund, and the Manager appoint the Sub-Adviser as a sub-adviser to the Fund, and the Sub-Adviser accepts such appointment and agrees to perform the services set forth herein, for the compensation agreed to herein.

2. SERVICES TO BE RENDERED BY SUB-ADVISER.

(a) Subject always to the control of the Manager and the Trustees of the Trust and to such policies as the Trustees may determine, the Sub-Adviser agrees, at its expense, to assist the Manager with furnishing continuously an investment program for the Fund, pursuant to which the Sub-Adviser will be responsible for making investment decisions in respect of such portion of the Fund’s assets and placing orders for the purchase and sale of such portion of the Fund’s portfolio securities, in each case as the Manager may request from time to time.

(b) In the performance of its duties as sub-adviser to the Fund, the Sub-Adviser will comply with the provisions of the Amended and Restated Agreement and Declaration of Trust (the “Declaration”) and By-laws of the Trust, the Fund’s stated investment objective, policies and restrictions, and applicable law. The Manager shall promptly provide the Sub-Adviser with a copy of any supplemented or amended Declaration and/or By-Laws.

(c) The Sub-Adviser is authorized on behalf of the Fund to execute all agreements, instruments and documents that the Sub-Adviser believes are necessary or advisable in performing its duties in the management of the Fund’s assets and relate to the management of the Fund’s investments, including, without limitation, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, and other investment related agreements.

(d) In placing orders for the portfolio transactions of the Fund, the Sub-Adviser shall seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser shall consider all factors it deems relevant, including, without limitation, the overall net economic result to the Fund (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and financial strength and stability of the broker. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Trust and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

(e) The Sub-Adviser shall not be obligated under this Agreement to pay any expenses of the Trust or of the Fund not expressly assumed by the Sub-Adviser pursuant to this Agreement.

(f) Notwithstanding any delegation to the Sub-Adviser of any duties or obligations of the Manager, no such delegation shall relieve the Manager of any of its duties or obligations under the Management Contract.

3. OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

4. COMPENSATION.

The Sub-Adviser shall not be entitled to receive any compensation from the Fund for its services under this Agreement. The Sub-Adviser shall not be entitled to receive any compensation from the Fund for its services under this Agreement. The Manager shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered and for the expenses borne by the Sub-Adviser pursuant to this Agreement, a fee that is equal to 7% of the management fees received by the Manager under the Management Contract, net of any fee waiver or expense reimbursement obligations of the Manager as may be in effect.

5. ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement shall not be amended unless such amendment is approved by: (i) the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser; and (ii) if required by the Investment Company Act of 1940, as amended (“1940 Act”), by the affirmative vote of a majority of the outstanding shares of the Fund. Notwithstanding the foregoing, this Agreement may be amended without a shareholder vote to reflect a reallocation of investment advisory responsibilities between the Manager and the Sub-Adviser or to adjust the compensation to be paid by the Manager to the Sub-Adviser.

6. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as follows:

(a) Any party hereto may at any time terminate this Agreement by not more than sixty days’ written notice delivered or mailed by electronic mail, registered mail, postage prepaid, to each other party; or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Action by the Trust under (a) above may be taken (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Agreement pursuant to this section shall be without the payment of any penalty.

7. CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the phrase “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

8. NON-LIABILITY OF SUB-ADVISER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust, the Manager, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

9. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

10. NO THIRD PARTY BENEFICIARIES.

No person other than the Trust, the Manager and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, create in any person other than the Fund (including, without limitation, any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Manager.

11. APPLICABLE LAW.

This Agreement is made in The Commonwealth of Massachusetts, and it is to be governed by and construed and administered according to the laws of said Commonwealth. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. FORUM FOR ADJUDICATION OF DISPUTES.

Absent the consent in writing of all parties, the sole and exclusive forum for any action, suit, or proceeding under, arising out of, or relating to this Agreement shall be brought in either the federal courts sitting within the City of Boston in The Commonwealth of Massachusetts or the Business Litigation Session of the Massachusetts Superior Court in Suffolk County.

13. MISCELLANEOUS.

(a) It is understood that the Sub-Adviser is an independent contractor and not an employee or agent of the Trust, the Fund or the Manager. Except as provided in this Agreement, the Sub-Adviser shall not have authority to bind, obligate or represent the Trust, the Fund or the Manager.

(b) The Sub-Adviser represents and warrants that it is either registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading advisor and is a member of the National Futures Association (“NFA”), or is not required to be registered with the CFTC or to be a member of the NFA.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, GMO TRUST, GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC and GMO SINGAPORE PTE. LIMITED have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

GMO TRUST

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charton
Title:	Vice President

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	General Counsel

GMO SINGAPORE PTE. LIMITED

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	Director

By:	/s/ Steven Beare
Name:	Steven Beare
Title:	Director

Reviewed by: DYC

Execution of this Agreement by Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), whether as a party itself, a managing member of a party or the managing member of the general partner of a party, is by a duly authorized officer solely in his capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are binding solely on the named parties to this Agreement and are not binding upon any officer or other agent, partner, member or director of GMO individually. A Certificate of Organization of GMO is on file with the Secretary of State of The Commonwealth of Massachusetts.

[Signature Page to Sub-Advisory Agreement (EMF)]